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                                                                      EXHIBIT 5

                                   August 27, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                       Re:  REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

         In my capacity as general counsel of The Titan Corporation, a Delaware corporation (the "Company"), I have examined the Registration Statement, together with exhibits thereto, to be filed with you relating to the registration of 2,249,867 shares of common stock, $0.01 par value per share (the "Common Stock"), issued in connection with the Company's acquisition of Eldyne, Inc. and Unidyne Corporation (the "Acquisition") and issuable upon conversion of the Company's Series B Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") issued in the Acquisition. I am familiar with the proceedings taken and to be taken by the Company in connection with the issuance of the Common Stock and the authorization of such issuance, and have examined such documents and such questions of law and fact as I have deemed necessary in order to express the opinion hereinafter stated.

         Based on the foregoing, it is my opinion that the shares of Common Stock issued in connection with the Acquisition and issuable upon conversion of the Series B Preferred Stock have been duly authorized, and the Common Stock issued in connection with the Acquisition is, and the Common Stock issuable upon conversion of the Series B Preferred Stock when issued in accordance with the terms thereof will be, legally and validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement.

                                  Very truly yours,

                                  /s/ DAVID A. HAHN, ESQ.
                                  ------------------------
                                  David A. Hahn, Esq.
                                  Senior Vice President
                                  General Counsel and Secretary

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